UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 4, 2021

Helix Acquisition Corp.

(Exact name of registrant as specified in its charter)

Cayman Islands	001-39630	N/A
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

Cormorant Asset Management, LP
200 Clarendon Street, 52nd Floor
Boston, MA	02116
(Address of principal executive offices)	(Zip Code)

(857) 702-0370

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A ordinary share, par value $0.0001 per share	HLXA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On October 4, 2021, Helix Acquisition Corp., a Cayman Islands exempted company (“Helix”) announced that it entered into a Business Combination Agreement (the “Business Combination Agreement”), by and among Helix, MoonLake Immunotherapeutics AG, a Swiss stock corporation (Aktiengesellschaft) registered with the commercial register of the Canton of Zug, Switzerland under the number CHE-433.093.536 (“MoonLake”), the existing equityholders of MoonLake set forth on the signature pages to the Business Combination Agreement (collectively, the “ML Parties”), Helix Holdings LLC, a Cayman Islands limited liability company and the sponsor of Helix (the “Sponsor”), and the representative of the ML Parties.

This Current Report on Form 8-K (this “Current Report”) provides a summary of the Business Combination Agreement and the other agreements entered into and contemplated in connection with the Business Combination (as defined below). The descriptions of these agreements do not purport to be complete and are qualified in their entirety by the terms and conditions of such agreements, copies of which are attached here as Exhibits 2.1, 10.1, 10.2, 10.3, 10.4, and 10.5 hereto.

Business Combination Agreement

Following completion (the “Closing” and the date of Closing, the “Closing Date”) of the business combination contemplated by the Business Combination Agreement (the “Business Combination”), the existing equityholders of MoonLake will retain their equity interests in MoonLake (except as noted below with respect to the BVF Shareholders) and will receive a number of non-economic voting shares in Helix determined by multiplying the number of MoonLake Common Shares (as defined below) held by them immediately prior to the Closing by the Exchange Ratio; and Helix will receive a controlling equity interest in MoonLake in exchange for making the Cash Contribution (as defined below). The Exchange Ratio is the quotient obtained by dividing (a) 360,000,000 by (b) the fully diluted shares of Moonlake prior to the Closing by (c) 10. Substantially all of the assets and business of MoonLake and Helix will be held by MoonLake as the operating company following the Closing. At the Closing, Helix will change its name to “MoonLake Immunotherapeutics.”

The Business Combination has been approved by the boards of directors of each of Helix and MoonLake. The Closing is expected to occur late in the fourth quarter of 2021 or early in the first quarter of 2022, following the receipt of the required approval by MoonLake’s and Helix’s shareholders and the satisfaction of certain other customary closing conditions.

Business Combination Structure

Assuming approval of the Business Combination by Helix’s shareholders and the satisfaction or waiver of the other closing conditions set forth in the Business Combination Agreement, the following transactions will occur:

(i)	At the Closing, all then-outstanding Class B ordinary shares of Helix, par value $0.0001 per share (the “Helix Class B Ordinary Shares”), will be automatically converted into Class A ordinary shares of Helix, par value $0.0001 per share (the “Helix Class A Ordinary Shares”), on a one-for-one basis.

(ii)	At the Closing, Helix will amend and restate its existing memorandum and articles of association (as amended and restated, the “A&R Memorandum and Articles”) to, among other things, establish a share structure containing the Helix Class A Ordinary Shares, which will carry economic and voting rights, and Class C ordinary shares of Helix, par value $0.0001 per share (the “Helix Class C Ordinary Shares”), which will carry voting rights but no economic rights.

(iii)	One business day prior to the Closing Date, subject to approval by MoonLake’s shareholders and registration by the competent Swiss commercial register, the ML Parties and MoonLake will effectuate a restructuring of the share capital of MoonLake (the “Restructuring”), to, among other things, (x) convert the existing Series A preferred shares of MoonLake, par value of CHF 0.10 per share (the “MoonLake Series A Preferred Shares”) into an equal number of common shares of MoonLake with a par value CHF 0.10 per share (the “MoonLake Common Shares”), such that the ML Parties will hold a single class of capital stock of MoonLake immediately prior to the Closing and (y) approve a capital increase for the issuance of Class V Voting Shares of MoonLake, par value CHF 0.01 per share, each Class V Voting Share due to its lower par value having ten times the voting power of a MoonLake Common Share (the “MoonLake Class V Voting Shares”).

(iv)	At least four business days prior to the Closing Date, Helix and MoonLake will determine as of such date (x) the cash in Helix’s trust account established in connection with Helix’s initial public offering (the “Trust Account”), less amounts required to satisfy any redemptions and less the aggregate amount of any unpaid Helix transaction expenses plus the aggregate proceeds actually received by Helix from any consummated PIPE (as defined below) as of such date (collectively, the “Preliminary Investment Amount”), and (y) the number of MoonLake Class V Voting Shares to be issued by MoonLake to Helix at the Closing, which will be equal to (A) the Preliminary Investment Amount divided by (B) the Exchange Ratio (such number of shares, the “Preliminary Class V Voting Shares”).

(v)	At least three business days prior to the Closing Date, Helix will transfer an amount equal to the product of the Preliminary Class V Voting Shares multiplied by CHF 0.01 (the nominal amount of each MoonLake Class V Voting Share) to a blocked Swiss bank account of the Company.

(vi)	On the Closing Date, Helix and MoonLake will determine (x) the aggregate cash available to the combined company following the Closing, based on the amount of cash in the Trust Account less amounts actually required to satisfy any payments made in satisfaction of redemptions by Helix’s public shareholders and the payment of certain permitted transaction expenses of Helix plus the aggregate proceeds actually received from the PIPE (collectively, the “Available Closing Date Cash”), (y) the final number of MoonLake Class V Voting Shares attributable to Helix at the Closing based on the Available Closing Date Cash, and (z) the Available Closing Date Cash less the product of the Preliminary Class V Voting Shares and CHF 0.01 (the “Cash Contribution”).

(vii)	On the Closing Date, Helix will pay all unpaid transaction expenses and then pay the Cash Contribution to MoonLake.

(viii)	If the Available Closing Date Cash is lower than the Preliminary Investment Amount, at the election of MoonLake, Helix will retransfer to MoonLake the number of MoonLake Class V Voting Shares at par value that have been issued in excess.

(ix)	On the Closing Date, following the Restructuring, certain of the ML Parties (the “BVF Shareholders”) will assign all of their MoonLake Common Shares to Helix and Helix will issue to the BVF Shareholders an aggregate amount of Helix Class A Ordinary Shares equal to the product of such number of assigned MoonLake Common Shares and the Exchange Ratio.

(x)	On the Closing Date, Helix will issue the Helix Class C Ordinary Shares to the ML Parties (other than the BVF Shareholders).

Business Combination Consideration

The ML Parties (other than the BVF Shareholders) will be issued, for nominal consideration, Helix Class C Ordinary Shares, with each ML Party (other than the BVF Shareholders) receiving such number of Helix Class C Ordinary Shares for each MoonLake Common Share it owns following the Restructuring equal to the Exchange Ratio. Beginning six months after the Closing Date, each ML Party (other than the BVF Shareholders) will have the option to exchange its MoonLake Common Shares together with its Helix Class C Ordinary Shares for a number of Helix Class A Ordinary Shares equal to the product of (i) the number of MoonLake Common Shares then held by (ii) the Exchange Ratio.

Governance

Helix has agreed to take all action within its power as may be necessary or appropriate such that, effective immediately after the Closing, the Helix board of directors will consist of seven directors, which will initially include: Jorge Santos da Silva, two persons designated by Helix, and four persons designated by MoonLake. The board of directors of Helix is expected to have a majority of independent directors for the purposes of Nasdaq Capital Market (“Nasdaq”) rules, each of whom will serve in such capacity in accordance with the terms of Helix’s A&R Memorandum and Articles following the Closing.

Representations and Warranties; Covenants

The Business Combination Agreement contains customary representations and warranties of MoonLake and its subsidiaries, the ML Parties, and Helix.

The Business Combination Agreement includes customary covenants of the parties with respect to the operation of their respective businesses prior to the consummation of the Business Combination and efforts to satisfy the conditions to consummation of the Business Combination.

The Business Combination Agreement also contains additional covenants of the parties, including, among others, covenants providing for Helix and MoonLake to use their commercially reasonable efforts to obtain all necessary regulatory approvals, covenants of Helix to use reasonable best efforts to consummate the PIPE (as defined below) and of MoonLake to use commercially reasonable efforts to cooperate in the arrangement of the PIPE, and covenants providing for Helix and MoonLake to cooperate in the preparation of the proxy statement for the solicitation of approval of the Business Combination from Helix’s shareholders (the “Proxy Statement”).

Non-Solicitation Restrictions

Except as expressly permitted by the Business Combination Agreement from the date of the Business Combination Agreement to the Closing or, if earlier, the valid termination of the Business Combination Agreement in accordance with its terms, the ML Parties have agreed not to, directly or indirectly: (i) solicit, initiate, enter into or continue discussions, negotiations or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any person (other than Helix, the Sponsor, and its or their agents, representatives, and advisors) concerning any merger, sale of ownership interests and/or assets of the MoonLake, recapitalization or similar transaction which would result in MoonLake becoming a public company or which would impede, interfere with, or prevent the Business Combination, or any liquidation or dissolution of MoonLake (each, a “MoonLake Competing Transaction”); (ii) enter into, participate in, continue or otherwise engage in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a MoonLake Competing Transaction; (iii) furnish (including through any virtual data room) any information relating to MoonLake or any of its assets, businesses, properties, books or records or afford access to the assets, business, properties, books or records of MoonLake to any person (other than Helix, the Sponsor, and its or their agents, representatives, and advisors) for the purpose of assisting with or facilitating, or that could otherwise reasonably be expected to lead to, a MoonLake Competing Transaction; (iv) approve, endorse or recommend any MoonLake Competing Transaction; or (v) enter into a MoonLake Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a MoonLake Competing Transaction or publicly announce an intention to do so.

Except as expressly permitted by the Business Combination Agreement from the date of the Business Combination Agreement to the Closing or, if earlier, the valid termination of the Business Combination Agreement in accordance with its terms, Helix and the Sponsor shall not, directly or indirectly: (i) solicit, initiate or take any action to facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any person (other than MoonLake, the ML Parties, and their respective representatives) (an “Alternative Target”) that may constitute or could reasonably be expected to lead to, an merger or consolidation with, or acquisition of, purchase of all or substantially all of the assets or equity of, or similar business combination with or involving Helix and a third party, (ii) enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any Alternative Target regarding a merger, consolidation, acquisition, purchase of all or substantially all of the assets or equity of, or similar business combination with such Alternative Target (a “Helix Competing Transaction”); (iii) furnish (including through any virtual data room) any non-public information relating to Helix or any of its assets or businesses, or afford access to the assets, business, properties, books or records of Helix to an Alternative Target, in all cases for the purpose of assisting with or facilitating, or that could otherwise reasonably be expected to lead to, a Helix Competing Transaction; (iv) approve, endorse or recommend any Helix Competing Transaction; or (v) enter into a Helix Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a Helix Competing Transaction or publicly announce an intention to do so.

Helix Change in Recommendation

Helix is required to include in the Proxy Statement the recommendation of Helix’s board of directors to Helix’s shareholders that they approve the transaction proposals (as such proposals are more fully set forth in the Business Combination Agreement, collectively, the “Helix Board Recommendation”). Helix is permitted to change the Helix Board Recommendation only as required by applicable legal requirements.

Conditions to Closing

General Conditions

The consummation of the Business Combination is conditioned upon, among other things, (a) receipt of Helix’s shareholder approval, (b) Helix having not redeemed Helix Class A Ordinary Shares in an amount that would cause Helix to have net tangible assets of less than $5,000,001, and (c) certain conditions precedent set forth in the Investment Agreement (summarized below) shall have been satisfied or waived and the closing actions and deliverables set forth therein shall have been taken.

MoonLake’s and Helix’s Additional Conditions to Closing

The obligations of MoonLake and the ML Parties to consummate the Business Combination are conditioned upon customary closing conditions, including, without limitation, (a) the accuracy of the representations and warranties of Helix made in the Business Combination Agreement and Investment Agreement, subject to certain bring-down standards, (b) performance of the covenants of Helix required by the Business Combination Agreement to be performed at or prior to the Closing, and (c) the Available Closing Date Cash equaling or exceeding $150,000,000.

The obligations of Helix to consummate the Business Combination are also conditioned upon customary closing conditions, including, without limitation, (a) the accuracy of the representations and warranties of MoonLake and the ML Parties made in the Business Combination Agreement and Investment Agreement, subject to certain bring-down standards, (b) performance of the covenants of MoonLake and the ML Parties required by the Business Combination Agreement to be performed at or prior to the Closing, (c) no material adverse effect having occurred and (d) the Available Closing Date Cash equaling or exceeding $52,000,000, the minimum amount required for Helix to obtain voting control of MoonLake.

Termination

The Business Combination Agreement allows the parties to terminate the Business Combination Agreement if certain customary conditions described in the Business Combination Agreement are not satisfied, including, without limitation, each party’s right to terminate, subject to certain limited exceptions, if the Business Combination is not consummated by May 30, 2022 (the “Outside Date”).

If the Business Combination Agreement is validly terminated, none of the parties to the Business Combination Agreement will have any liability or any further obligation under the Business Combination Agreement other than customary confidentiality obligations, except in the case of a willful and material breach of the Business Combination Agreement or fraud in the making of the representations and warranties in the Business Combination Agreement.

A copy of the Business Combination Agreement is filed with this Current Report as Exhibit 2.1 and is incorporated herein by reference, and the foregoing description of the Business Combination Agreement is qualified in its entirety by reference thereto. The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating such agreement.

Certain Related Agreements

Investment Agreement

On October 4, 2021, concurrently with the execution of the Business Combination Agreement, Helix, MoonLake and each of the ML Parties entered into an Investment Agreement (the “Investment Agreement”). Pursuant to the terms of the Investment Agreement, one business day prior to the Closing Date, the existing shareholders of MoonLake will hold an extraordinary shareholders meeting to (i) approve the conversion of MoonLake Series A Preferred Shares into MoonLake Common Shares, (ii) approve the increase of the nominal statutory capital of MoonLake through the issuance of the MoonLake Class V Voting Shares to Helix, (iii) waive such existing MoonLake shareholders’ subscription right with respect to the nominal capital increase and the issuance of the MoonLake Class V Voting Shares to Helix, (iv) approve the amendment of MoonLake’s articles of association to reflect such conversion and capital increase, and (v) elect one director nominated by Helix and one director nominated by the ML Parties ((i) to (v) together, the “MoonLake EGM Resolutions”).

The Investment Agreement includes customary covenants of MoonLake and the existing shareholders of MoonLake with respect to the operation of the business of MoonLake prior to the consummation of the Investment Agreement and efforts to satisfy the conditions precedent to the consummation of the Investment Agreement.

The closing of the Investment Agreement is conditioned upon, among other things, (a) in favor of Helix, customary corporate conditions as to the existing share capital of MoonLake, (b) the delivery of copies of duly executed corporate documents evidencing the passing of the MoonLake EGM Resolutions, and (c) the satisfaction or waiver of all conditions precedent under the Business Combination Agreement, save for the condition that all conditions precedent of the Investment Agreement be satisfied. If the Business Combination Agreement is terminated before closing of the Investment Agreement, the Investment Agreement will be immediately terminated and all acts, documents, instruments, or deeds executed by the parties to the Investment Agreement will be deemed terminated and rescinded and without further effect.

The foregoing description of the Investment Agreement is subject to and qualified in its entirety by reference to the full text of the Investment Agreement, a copy of which is attached as Exhibit 10.1 hereto, and the terms of which are incorporated herein by reference.

A&R Shareholders’ Agreement

At the Closing, Helix, MoonLake and each ML Party will enter into an amended and restated shareholders’ agreement (the “A&R Shareholders’ Agreement”), pursuant to which MoonLake’s existing shareholders’ agreement will be amended and restated. The A&R Shareholders’ Agreement will become effective as of the registration of the increase of MoonLake’s nominal share capital in the commercial register of the Canton of Zug, Switzerland and will continue in force until the earlier of 15 years or the date on which all of the ML Parties have exchanged their equity in MoonLake for Helix Class A Ordinary Shares.

With the intent to approximate the rights, obligations and restrictions that an ML Party would enjoy if it were a holder of Helix Class A Ordinary Shares, the A&R Shareholders’ Agreement (i) imposes certain transfer and other restrictions on the ML Parties, (ii) provides for the waiver of certain statutory rights and (iii) establishes certain mechanics whereby Helix and each of the ML Parties are able to effect the conversion of MoonLake Common Shares and Helix Class C Ordinary Shares for a number of Helix Class A Ordinary Shares equal to the Exchange Ratio.

The foregoing description of the A&R Shareholders’ Agreement is subject to and qualified in its entirety by reference to the full text of the form of A&R Shareholders’ Agreement, a copy of which is attached as Exhibit 10.2 hereto, and the terms of which are incorporated herein by reference.

Subscription Agreements and PIPE Investment (Private Placement)

On October 4, 2021, concurrently with the execution of the Business Combination Agreement, Helix entered into subscription agreements (collectively, the “Subscription Agreements”) with certain investors (collectively, the “PIPE Investors” which include an affiliate of the Sponsor and certain existing equityholders of MoonLake) pursuant to, and on the terms and subject to the conditions of which, the PIPE Investors have collectively subscribed for 11,500,000 Helix Class A Ordinary Shares at a price of $10.00 per share, for an aggregate purchase price of $115,000,000 (the “PIPE”).

The PIPE is expected to be consummated immediately prior to or substantially concurrently with the Closing of the Business Combination. The closing of the PIPE is conditioned upon, among other things, (i) the satisfaction or waiver of all conditions precedent to the Business Combination and the substantially concurrent consummation of the Business Combination, (ii) the accuracy of all representations and warranties of Helix and the PIPE Investors in the Subscription Agreements, subject to certain bring-down standards, and (iii) the satisfaction of all covenants, agreements, and conditions required to be performed by Helix and the PIPE Investors pursuant to the Subscription Agreements. The Subscription Agreements provide for certain customary registration rights for the PIPE Investors.

The Subscription Agreements will terminate with no further force and effect upon the earliest to occur of: (a) such date and time as the Business Combination Agreement or Investment Agreement is terminated in accordance with its terms; (b) the mutual written agreement of Helix and the PIPE Investor to terminate its Subscription Agreement; (c) if on the Closing Date, any of the conditions to closing set forth in the Subscription Agreement are not satisfied or waived, and, as a result thereof, the transactions contemplated in the Subscription Agreement are not consummated at the Closing; or (d) May 30, 2022.

The foregoing description of the Subscription Agreements and the PIPE is subject to and qualified in its entirety by reference to the full text of the form of Subscription Agreement, a copy of which is attached as Exhibit 10.3 hereto, and the terms of which are incorporated herein by reference.

Amended Sponsor Letter

On October 4, 2021, Helix, the Sponsor, and the officers and directors of Helix (the “Insiders”) agreed, at and conditioned upon the closing, to enter into an amendment (the “Amended Sponsor Agreement”) to the letter agreement among the parties dated October 19, 2020. Pursuant to the Amended Sponsor Agreement, the Sponsor and Insiders will (i) waive the anti-dilution and conversion price adjustments set forth in Helix’s existing memorandum and articles of association with respect to the Helix Class B Ordinary Shares held by the Sponsor and Insiders and (ii) vote in favor of approval of the adoption of the Business Combination Agreement, the Business Combination, and each other proposal presented by Helix for approval by Helix’s stockholders.

The foregoing description of the Amended Sponsor Agreement is subject to and qualified in its entirety by reference to the full text of the Amended Sponsor Agreement, a copy of which is attached as Exhibit 10.4 hereto, and the terms of which are incorporated herein by reference.

Amended and Restated Registration Rights Agreement

At the Closing of the Business Combination, MoonLake, the Sponsor and certain ML Parties will enter into an amended and restated registration rights agreement (the “Amended and Restated Registration Rights Agreement”) pursuant to which, among other things, the parties thereto will be granted certain customary registration rights with respect to Helix Class A Ordinary Shares beneficially held by them, directly or indirectly.

The foregoing description of the Amended and Restated Registration Rights Agreement is subject to and qualified in its entirety by reference to the full text of the form of the Amended and Restated Registration Rights Agreement, a copy of which is attached as Exhibit 10.5 hereto, and the terms of which are incorporated herein by reference.

Incentive Equity Plan

Pursuant to the Business Combination Agreement, Helix is expected to adopt an omnibus incentive equity plan, the form and terms of which shall be mutually agreed upon by ML Parties and Helix, reserving a number of Helix Class A Ordinary Shares for grants thereunder equal to 8% of the total number of Helix Class A Ordinary Shares outstanding on a fully diluted basis at the Closing.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosure set forth above in Item 1.01 of this Current Report is incorporated by reference herein to the extent required. The Helix Class C Ordinary Shares to be issued to the ML Parties pursuant to the Business Combination Agreement and Investment Agreement and the Helix Class A Ordinary Shares to be issued to the PIPE Investors in connection with the Subscription Agreements and the transactions contemplated thereby will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be issued in reliance on exemptions from the registration requirements thereof, including the exemption provided by Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving a public offering.

Item 7.01. Regulation FD Disclosure.

On October 4, 2021, Helix issued a press release announcing the Business Combination. A copy of the press release is furnished hereto as Exhibit 99.1.

Furnished as Exhibit 99.2 hereto is an investor presentation, dated October 2021, that will be used by Helix regarding the Business Combination.

Furnished as Exhibit 99.3 hereto is the transcript prepared and used by Helix and MoonLake in an investor conference call held on October 4, 2021 relating to the Business Combination.

The information in this Item 7.01 and Exhibits 99.1, 99.2 and 99.3 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liabilities under that section, and shall not be deemed to be incorporated by reference into Helix’s filings under the Securities Act or the Exchange Act, regardless of any general incorporation language in such filings.

Cautionary Statement Regarding Forward Looking Statements

This Current Report contains certain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding Helix’s or MoonLake’s expectations, hopes, beliefs, intentions or strategies regarding the future including, without limitation, statements regarding: the timing of the proposed Business Combination and the execution of certain actions related thereto. In addition, any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that statement is not forward looking.

Forward-looking statements are based on current expectations and assumptions that, while considered reasonable by Helix and its management, and MoonLake and its management, as the case may be, are inherently uncertain. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: (i) the risk that the proposed Business Combination may not be completed in a timely manner or at all, which may adversely affect the price of Helix’s securities, (ii) the failure to satisfy the conditions to the consummation of the transaction, including the approval of the Business Combination Agreement by the shareholders of Helix, the satisfaction of the minimum amount of the Available Closing Date Cash following any redemptions by Helix’s public shareholders and the receipt of certain governmental and regulatory approvals, (iii) the lack of a third party valuation in determining whether or not to pursue the proposed transaction, (iv) the occurrence of any event, change or other circumstance that could give rise to the termination of the Business Combination Agreement, (v) the effect of the announcement or pendency of the transaction on the business relationships, operating results, and business generally of MoonLake, (vi) risks that the proposed transaction disrupts current plans and operations of MoonLake, (vii) the outcome of any legal proceedings that may be instituted against MoonLake or Helix related to the agreement or the proposed transaction, (viii) the ability to maintain the listing of Helix’s securities on Nasdaq or another national securities exchange, (ix) changes in the competitive and regulated industries in which MoonLake operates, variations in operating performance across competitors, changes in laws and regulations affecting the business of MoonLake, and changes in the combined capital structure, and (x) costs related to the transaction and the failure to realize anticipated benefits of the transaction or to realize projected results and underlying assumptions, including with respect to anticipated shareholder redemptions.

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the proxy materials discussed above, and other documents filed by Helix from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements.

Nothing in this Current Report should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements in this Current Report, which speak only as of the date they are made and are qualified in their entirety by reference to the cautionary statements herein. Neither Helix nor MoonLake undertakes or accepts any duty to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or in the events, conditions or circumstances on which any such statement is based.

Additional Information and Where to Find It

In connection with the proposed Business Combination, Helix intends to file a proxy statement and other documents with the SEC. A definitive proxy statement will be sent to the shareholders of Helix, seeking any required shareholder approvals. Investors and security holders of Helix and MoonLake are urged to carefully read the entire proxy statement, when it becomes available, and any other relevant documents filed with the SEC, as well as any amendments or supplements to these documents, because they will contain important information about the proposed Business Combination. The documents filed by Helix with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. Alternatively, these documents, when available, can be obtained free of charge upon written request to Cormorant Asset Management, LP, 200 Clarendon Street, 52nd Floor, Boston, MA 02116 or by telephone at (857) 702-0370.

Participants in Solicitation

Helix and MoonLake and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in favor of the proposed transaction and related matters. Information regarding Helix’s directors and executive officers is contained in the section of Helix’s registration statement on Form S-1 titled “Management,” which was filed with the SEC on October 1, 2020. Additional information regarding the interests of those participants and other persons who may be deemed participants in the proposed transaction may be obtained by reading the proxy statement and other relevant documents filed with the SEC when they become available. Free copies of these documents may be obtained as described in the preceding paragraph.

No Offer or Solicitation

This Current Report shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed Business Combination. This Current Report shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Trademarks

This Current Report may contain trademarks, service marks, trade names and copyrights of other companies, which are the property of their respective owners. Solely for convenience, some of the trademarks, service marks, trade names and copyrights referred to in this Current Report may be listed without the TM, SM © or ® symbols, but Helix and MoonLake will assert, to the fullest extent under applicable law, the rights of the applicable owners, if any, to these trademarks, service marks, trade names and copyrights.

Item 9.01 Exhibits.

EXHIBIT INDEX

Exhibit No.	Description
2.1*	Business Combination Agreement, dated as of October 4, 2021, by and among Helix Acquisition Corp., MoonLake Immunotherapeutics AG, the existing shareholders and option rights holders of MoonLake Immunotherapeutics AG, Helix Holdings LLC, and Matthias Bodenstedt.
10.1*	Investment Agreement, dated as of October 4, 2021, by and among Helix Acquisition Corp., MoonLake Immunotherapeutics AG and the existing shareholders and option rights holders of MoonLake Immunotherapeutics AG.
10.2	Form of Amended and Restated Shareholders’ Agreement.
10.3	Form of Subscription Agreement.
10.4	Amended Sponsor Agreement, dated as of October 4, 2021, by and among Helix Acquisition Corp., Helix Holdings LLC, and the officers and directors of Helix Acquisition Corp.
10.5	Form of Amended and Restated Registration Rights Agreement.
99.1	Press Release, dated October 4, 2021.
99.2	Investor Presentation, dated October 2021.
99.3	Investor Call Transcript.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	The exhibits, schedules, and annexes to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Helix Acquisition Corp.

Date: October 4, 2021	By:	/s/ Bihua Chen
	Name:	Bihua Chen
	Title:	Chief Executive Officer